Exhibit 99

OMI Corporation Reports 2004 Third Quarter Results and Highest Year to Date Net Income

     STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 18, 2004--OMI Corporation (NYSE:OMM)

     Highlights for the third Quarter of 2004

     -- Net Income for the third quarter ended September 30, 2004 was $50,464,000 or $0.55 basic and diluted earnings per share ("EPS").

     -- Net Income excluding loss on disposals of $1,060,000 was $51,524,000 (see Reconciliation below) or $0.56 basic and diluted EPS (compared to the analyst EPS consensus of $0.51) for the quarter.

     -- Net income increased $39.7 million or 368% over the third quarter last year.

     -- Revenues increased $55.5 million or 76.9% over the third quarter last year. OMI continues to expand its fleet size through the acquisition of modern vessels. During the third quarter, OMI took delivery of six vessels under previously announced acquisition agreements; one 2004 built product carrier, three 2003 built Suezmax tankers and two 2004 built Suezmax tankers. In addition, one product carrier, which we contracted for in the 1st quarter of 2003, was delivered from the shipyard in July 2004.

     OMI Corporation a major international tanker owner and operator today reported net income of $50,464,000 or $0.55 basic and diluted EPS for the third quarter ended September 30, 2004. Net income for the third quarter ended September 30, 2003 was $10,772,000 or $0.14 basic and diluted EPS. For the nine months ended September 30, 2004 net income was $137,185,000 or $1.63 basic and $1.62 diluted EPS. Net income for the nine months ended September 30, 2003 was $61,940,000 or $0.80 basic and diluted EPS. Year to date 2004 net income was higher than net income reported in each of the prior full fiscal years from the Company's inception in 1998.

     RECONCILIATION OF NET INCOME BEFORE NON-RECURRING ITEMS

     The following table is a reconciliation of Net income to Net income without non-recurring items for the three and nine months ended September 30, 2004 compared to the three and nine months ended September 30, 2003:


                     For The Three          For The Nine
(In thousands,        Months Ended          Months Ended
 except per share     September 30,         September 30,
 data)               2004      2003        2004      2003
                   --------  --------    --------  --------
Net income         $ 50,464  $ 10,772    $137,185  $ 61,940
Add (Subtract) Non
 Recurring Items:
Loss on
 disposal of
 assets               1,060     7,558         700    10,773
(Gain) loss on
 investment               -      (618)      3,098      (618)
                   --------  --------    --------  --------
Net income without
 non recurring
 items             $ 51,524  $ 17,712    $140,983  $ 72,095
                   ========  ========    ========  ========

Basic EPS:
----------
Net income         $   0.55  $   0.14    $   1.63  $   0.80
Add (Subtract) Non
 Recurring Items:
Loss on
 writedown/disposal
 of assets             0.01      0.10        0.01      0.14
(Gain) loss on
 investment               -     (0.01)       0.03     (0.01)
                   --------  --------    --------  --------
Basic earnings per
 share without
 non recurring
 items             $   0.56  $   0.23    $   1.67  $   0.93
                   ========  ========    ========  ========
Diluted earnings
 per share without
 non recurring
 items             $   0.56  $   0.23    $   1.67  $   0.93
                   ========  ========    ========  ========


     Net income without non-recurring items is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses, and general and administrative expenses without non-recurring losses such as the amount written off in 2004 relating to the expenses from the proposed acquisition of Stelmar and gains and losses from dispositions of single hull vessels. While Net income without non-recurring items is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without non-recurring items should not be considered an alternative to net income or other measurements under generally accepted accounting principles.
     Revenue of $127,728,000 for the three months ended September 30, 2004 increased $55,524,000 or 76.9 percent compared to revenue of $72,204,000 for the three months ended September 30, 2003. Revenue of $352,300,000 for the nine months ended September 30, 2004 increased $118,385,000 or 50.6 percent compared to revenue of $233,915,000 for the nine months ended September 30, 2003.
     Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "this is the highest third quarter earnings ever for us and exceeded our previous record second quarter earnings and even the peak fourth quarter rates in 2003. In anticipation of a stronger fourth quarter market the Company took several positioning voyages in the third quarter. The demand for tankers continues to be strong as the demand for oil products increases. OMI is in the right place at the right time, with a growing modern fleet of vessels. We did not experience the typically weak third quarter because of demand growth, especially in the Far East, that has been a factor in setting high levels for tanker rates. We have fixed approximately 40% of our Suezmax fleet operating days in the fourth quarter at an average TCE rate of approximately $65,000 per day, significantly higher than the third quarter average TCE rate of $49,717 per day, and even higher than the average rates achieved in our record first quarter of 2004. We anticipate rates to continue their upward trend into the winter season and remain strong throughout next year."

     RECENT ACTIVITIES AND OTHER HIGHLIGHTS

     Operational

     -- In October 2004, we took delivery of a product carrier newbuilding expected to operate primarily in the spot market. (The vessel contract for this newbuilding was included in the Athenian acquisition in July 2004, see bullet below.) The vessel was involved in a collision shortly following delivery and is expected to be out of service for approximately 30 days.

     -- In September 2004, OMI entered into an agreement to sell its 1986 built single hull vessel (ultra large crude carrier) in an acquisition for conversion of the vessel for an offshore project. The vessel will be delivered in the fourth quarter and the related gain on sale of approximately $3.2 million will be recorded upon closing.

     -- In September 2004, we contracted for the purchase of a 2004 built product carrier from another owner to be delivered during the fourth quarter of 2004.

     -- We acquired six vessels in the third quarter, four in July and two in August 2004.

          -- Three Suezmax vessels and one product carrier were acquired from Athenian and two Suezmax vessels from Arcadia, which were announced previously. The vessels acquired are operating in the spot market, with the exception of the product carrier, which continued an existing time charter upon delivery that terminates in late November 2004. The Athenian contract also included seven newbuilding contracts for product carriers, six of which remain after the first delivery in October, which are to be delivered between 2005 and 2006 (See Capital Expenditures for Vessel Acquisitions and Fleet Report).

          -- In addition, one 37,000 dwt 1A ice-class product carrier, which we contracted for in the 1st quarter of 2003, was delivered in July 2004 and began a five year time charter upon delivery.

     -- The handymax newbuildings being delivered to OMI are currently anticipated to operate on short-term time charters, contracts of affreightment and in the spot market.

     -- Time charters for five product carriers expire in the fourth quarter of 2004. The vessels are currently anticipated to begin operating in the spot market or contracts of affreightment, with the exception of one vessel which may continue on time charter.

     Financial

     -- In the third quarter of 2004, time charter equivalent ("TCE") rates for OMI's Suezmax fleet improved significantly over the comparable third quarter of 2003. The following table reflects the improvement in average daily TCE rates earned in the spot market by our Suezmax fleet during the third quarter (which is typically the weakest quarter) and year-to date ("YTD") 2004 as compared to the same periods in 2003:


          3rd Qtr    3rd Qtr   Percent    YTD     YTD     Percent
            2004      2003    Increase   2004     2003    Increase
------------------------------------------------------------------
Suezmax
 Tankers   $49,717  $19,145     160%    $51,757  $33,424     55%
------------------------------------------------------------------


     -- Obtained a $250 million bridge loan in July 2004 for the initial purchase of vessels from Athenian and Arcadia. We currently have offers to refinance this loan on a long-term basis.

     -- On September 9, 2004, OMI declared a dividend to shareholders of record on September 23, 2004 of $0.05 per share, which was paid on October 13, 2004.

     MARKET OVERVIEW

     Suezmax Tanker Overview

     The strong tanker market continued in the third quarter of 2004, and the average TCE for Suezmax tankers in the West Africa to U.S. trade was substantially higher compared to the rate in the same period of last year. In addition, the average rate in the first three quarters of 2004 was by far the highest level for this period since at least 1990. The crude tanker market strength has been the result of strong world oil demand due to improving world economic activity especially in the U.S., China and Southeast Asia, slower return of downed nuclear plants in Japan, and the decline of the U.S. Dollar. Furthermore, the tanker market is benefiting from a switch of combined carrier tonnage into the strong dry bulk sector, long-haul Middle East OPEC oil replacing the loss of Iraqi oil production through a pipeline to the Mediterranean and the persistent shortfall of oil production in Venezuela, all notwithstanding an increase in the world tanker fleet. Tanker freight rates have been very strong thus far in the fourth quarter of 2004.
     The average OPEC oil production in the third quarter of 2004 totaled about
29.5 million barrels per day ("b/d"), an average increase of 2.2 million b/d compared to the same period last year. Most of OPEC's oil production growth came from the long-haul Middle East. After a reduction to its oil production quota, beginning April 1, 2004, OPEC increased its quota by 2.0 million b/d beginning July 1, 2004, and 0.5 million b/d on August 1st. OPEC has agreed to increase its quota by an additional 1.0 million b/d, up to 27 million b/d (excluding Iraq), beginning November 1, 2004. The OPEC quota increases have been the result of tight oil markets and very high oil prices, relatively low oil inventories, and the expected strong world oil demand growth in the upcoming winter months. OPEC oil production, including Iraq, is expected to average about 29.6 million b/d in the fourth quarter, well above its quota and 1.8 million b/d more than the year ago level, with most of the gain in the long-haul Middle East, affecting positively the oil tanker market.
     World oil demand in the third quarter of 2004 was higher than the preceding quarter as well as substantially higher compared to the same period of last year. This is due to increasing world economic activity, especially in the United States, Latin America, China and Southeast Asia. World oil demand is expected to increase further in the foreseeable future due to improving world economic activity and the usual seasonal oil demand gains in the winter.
     Total commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of the third quarter of 2004 were about 17 million barrels, or 0.8% lower than the year earlier level, and 0.8% below the average of the last five years. This has been the result of strong oil demand and the disruption of oil production in the Gulf of Mexico due to the hurricane season. At the same time, crude oil inventories were 1.0% higher and petroleum products inventories were 1.6% below the average of the last five years, respectively. Oil inventories are expected to decrease in the fourth quarter and by year-end be below the end 2003 level and the average of the last five years.
     The world tanker fleet totaled 302.1 million deadweight tons ("dwt") at the end of the third quarter of 2004, up by 11.5 million dwt or 3.9% from the year-end 2003 level. The tanker orderbook totaled about 83.2 million dwt, or 27.5% of the existing fleet at the end of September 2004. Approximately 5.5 million dwt are for delivery in the fourth quarter of 2004, 30.6 million dwt in 2005, 23.0 million dwt in 2006 and most of the balance in 2007. The tanker orderbook includes 77 Suezmaxes of about 12.1 million dwt or 30.7% of the existing internationally trading Suezmax tanker fleet.
     The accelerated phase-out of single-hull tankers due to new International Maritime Organization ("IMO") and European Union ("EU") regulations is expected to moderate the effect of the relatively large tanker orderbook. At the end of the third quarter of 2004, approximately 36.4 million dwt or 12.1% of the total tanker fleet was 20 or more years old, including 14.7 million dwt or 4.9% of the fleet which was 25 or more years old. Furthermore, 15 Suezmaxes were 20 or more years old, including 6 which were 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about
9.2 million dwt in the first nine months of 2004, including nine Suezmaxes and 11 VLCC.
     The EU adopted new tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which will commence on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
     At the end of September 2004, there were about 107.5 million dwt of tankers or 35.6% of the total tanker fleet which will be affected by these regulations.

     Product Tanker Overview

     Freight rates in the product tanker market in the third quarter of 2004 continued at high levels, and the average spot TCE for handysize product tankers in the Caribbean was substantially higher compared to the rate in the same period of last year. In addition, the average rate in the first three quarters of 2004 was the highest level for this period since at least 1990. The product tanker market strength has been the result of increasing world economic activity especially in the U.S., China and Southeast Asia, and relatively low oil product inventories, notwithstanding a substantial increase of the world product tanker fleet.
     The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to as large as 100,000 dwt for coated Aframax tankers) totaled about
59.4 million dwt at the end of September 2004, up by about 12.3% from the year-end 2003 level. It should be noted that about 2.6 million dwt in the "oil/chemical carrier" tanker category were added to the product tanker fleet as of September 30, 2004. These tankers have been trading in the product tanker market.
     The product tanker orderbook for delivery over the next few years totals about 27.6 million dwt, or about 46.5% of the existing product tanker fleet at the end of September 2004. It should be noted that about 2.7 million dwt in the "oil/chemical carrier" tanker category were added to the product tanker orderbook as of September 30, 2004. Approximately 2.6 million dwt are for delivery in 2004, 9.8 million dwt in 2005, 8.7 million dwt in 2006 and most of the balance in 2007. At the end of September 2004, approximately 13.2 million dwt or 22.3% of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of September 2004 totaled about 11.5 million dwt or 32.1% of the existing handysize and handymax product tanker fleet.
     Total commercial inventories of oil products in the United States, Western Europe and Japan at the end of the third quarter of 2004 were 14 million barrels or 1% lower than the same time a year ago, and 1.6% below the average of the last five. At the same time, inventories of middle distillates, the seasonal product, in these areas were about 6.8% and 2.2% below last year and the last five years average, respectively.
     The tanker market is expected to benefit as a result of higher world oil demand due to improving world economic activity, especially in the U.S., Latin America, China and Southeast Asia, low oil inventories, higher oil production by the long-haul Middle East OPEC members, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria and stricter tanker regulations by IMO and the European Union.

     FINANCIAL INFORMATION

     The following table summarizes OMI Corporation's results of operations for the three and nine months ended September 30, 2004 compared to the three and nine months ended September 30, 2003.


RESULTS OF OPERATIONS
---------------------

(In thousands, except       For The            For The
 per share data)          Three Months       Nine Months
(unaudited)                  Ended              Ended
                           September 30,     September 30,
                          2004     2003     2004      2003
                        -------- -------- -------- --------
Voyage and time
 charter revenue        $127,548 $ 72,196 $351,689 $233,790
Voyage expense            19,400   12,368   49,090   36,102
                        -------- -------- -------- --------
Time charter
 equivalent revenue      108,148   59,828  302,599  197,688
Other revenue                180        8      611      125
Vessel expenses and
 charter hire expense     28,143   19,680   84,063   58,797
Depreciation and
 amortization             14,226   13,524   39,713   37,958
General and
 administrative
 expenses                  5,891    3,387   14,808   11,914
Loss on
 disposal of
 assets (1)                1,060    7,558      700   10,773
                        -------- -------- -------- --------
Operating income          59,008   15,687  163,926   78,371
                        -------- -------- -------- --------
Gain (loss) on
 investments (2)               -      618   (3,098)     618
Interest expense          (8,857)  (5,613) (24,254) (17,315)
Interest income              313       80      611      266
                        -------- -------- -------- --------
Net  income             $ 50,464 $ 10,772 $137,185 $ 61,940
                        ======== ======== ======== ========
Basic earnings  per
 share                  $   0.55 $   0.14 $   1.63 $   0.80
Diluted  earnings  per
 share                  $   0.55 $   0.14 $   1.62 $   0.80

Weighted average shares
 outstanding-basic        91,884   78,151   84,388   77,274
Weighted average shares
 outstanding-diluted      91,989   78,445   84,513   77,535

(1) The third quarter of 2004 loss on disposal of vessels of $1,060,000 resulted from the loss on the disposal of one 1988 built product carrier of $1,967,000 offset in part by the gain on sale of a 1981 built Panamax vessel of $907,000. The loss on disposal of $700,000 for the nine months ended September 30, 2004 resulted from the third quarter disposals in addition to the loss on the disposal of a 1984 built Panamax vessel, of $1,453,000 offset in part by the gain on disposal of a 1981 built Panamax vessel of $1,813,000. The third quarter 2003 loss on disposal of $7,558,000 resulted from the writedown to the net realizable value of two product carriers built in 1989 and 1991. The loss of $10,773,000 for the nine month period in 2003 resulted from the third quarter disposals in addition to the sale of two 1984 built product carriers in the second quarter of 2003.

(2) The 2004 loss on investment of $3,098,000 resulted from expenses related to the terminated Stelmar acquisition. The 2003 gain on disposal of investment relates primarily to the final settlement of accounts for an investment that was dissolved in prior years.


     Time Charter Equivalent Revenue

     OMI operates vessels on both voyage or "spot" charters and on time charters ("TC"). In both the 2004 and 2003 periods, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market giving us the ability to take advantage of the strong spot market. Currently 24 of our 41 vessels operate on time charters (see Fleet Report) six of which have profit sharing arrangements. These profit sharing arrangements have a floor rate and profit sharing without a cap, which enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by vessels operating in the spot market increased significantly in both the third quarter of 2004 and for the nine months ended September 30, 2004 over the comparable periods in 2003. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses, general and administrative expenses and interest expense) during weak periods when spot rates are not as strong. See discussion below for the fluctuation analysis of TCE revenue and the Market Overview section for explanations for the increased rates during the period in the spot market.
     TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $108,148,000 for the three months and $302,599,000 for the nine months ended September 30, 2004 and $59,828,000 for the three months and $197,688,000 for the nine months ended September 30, 2003.
     During the third quarter of 2004, 64 percent or $69,060,000 of our TCE revenue was earned by vessels operating on voyage charters and 36 percent or $39,088,000 of our TCE revenue was earned by vessels operating on TC.

     -- TCE revenue of $69,060,000 was earned by vessels operating in the spot market during the 2004 third quarter compared to the $25,542,000 revenue earned during the third quarter in 2003. Higher earnings of $43,518,000 (170% increase) were the result of (1) 341 more operating days in 2004 for five Suezmax vessels acquired in the third quarter of 2004 and two Suezmax vessels acquired in August 2003 (2) higher spot rates for 10 Suezmax vessels operating in 2004 compared to their performance in the comparable third quarter of 2003 and (3) additional TCE revenue relating to 139 operating days generated by pool members of the Gemini Tankers Suexmax pool operated by OMI beginning in December 2003.

     -- TCE revenue of $39,088,000 was earned by vessels on time charter during the 2004 third quarter compared to $34,304,000 revenue earned during the third quarter of 2003. Higher earnings of $4,785,000 (14% increase) were the result of (1) 353 more operating days in 2004 for four product carriers acquired in 2004 and one product carrier acquired in July 2003 (2) higher time charter revenue for two product carrier extensions with higher rates starting in 2004 and (3) higher profit sharing recorded on three vessels as a result of better market conditions over the past twelve months for product carriers.

     During the nine months ended September 30, 2004, 67 percent or $202,631,000 of our TCE revenue was earned by vessels operating on voyage charters and 33 percent or $99,968,000 of our TCE revenue was earned by vessels operating on TC.

     -- TCE revenue of $202,631,000 was earned by vessels operating in the spot market during the nine months ended September 30, 2004 compared to $110,572,000 revenue earned during the nine months ended September 30, 2003. Higher earnings of $92,059,000 (83% increase) were primarily the result of (1) 687 more operating days in 2004 for five Suezmax vessels acquired in the third quarter of 2004 and two acquired in August 2003 (2) higher spot rates for 10 Suezmax vessels operating in 2004 compared to their performance in the comparable third quarter of 2003 and (3) additional TCE revenue relating to 503 operating days generated by pool members of the Gemini Tankers Suexmax pool operated by OMI beginning December 2003.

     -- TCE revenue of $99,967,000 was earned by vessels on time charter during the nine months ended September 30, 2004 compared to $87,145,000 revenue earned during the nine months ended September 30, 2003. Higher earnings of $12,822,000 (15% increase) were primarily the result of (1) 980 more operating days in 2004 for five product carriers acquired in 2004 and four acquired during 2003 (2) higher time charter revenue for two product carrier extensions with higher rates starting in 2004 and (3) higher profit sharing recorded on five vessels as a result of better market conditions over the respective twelve month period.

     Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

     Operating Expenses

     Vessel expenses and charter hire expense increased $8,463,000 for the three months and $25,266,000 for the nine months ended September 30, 2004. Charter hire expense increased $7,285,000 for the three months and $23,667,000 for the nine months ended September 30, 2004 compared to the same periods in 2003, primarily for the charter hire expense for the two vessels that commenced operating in the Gemini Suezmax pool (see Note below for discussion of Gemini
Pool). Vessel expenses increased $1,178,000 for the three months and $1,599,000 for the nine months ended September 30, 2004 compared to the same periods in 2003, primarily as a result of vessels acquired offset by a reduction in vessel expenses for the disposal of the older single hull vessels, which had higher operating costs than the newbuildings acquired. Compared to the same periods in 2003, depreciation and amortization expense increased $702,000 during the three months and increased $1,755,000 during the nine months ended September 30, 2004. Increases in depreciation expense in both periods resulted from the acquisition of vessels, which were offset in part by reductions to depreciation expense relating to the five vessels disposed of in 2003 and four vessels disposed of and one vessel held for sale during 2004.
     Note: In December 2003, OMI began operating Gemini Tankers ("Gemini"), which is a wholly owned subsidiary of OMI. Gemini is a pool for double hulled Suezmax vessels. Currently, there are 12 Suezmax vessels (10 from OMI and two from a European shipowner) operating in the pool. Our five Suezmax vessels that were acquired in the third quarter of 2004 will enter the pool in the fourth quarter of 2004. The earnings of the pool are allocated to the pool members using an agreed upon formula. The revenues and expenses (included primarily as charter hire expense) of Gemini are reflected on a gross basis in the results for the three and nine months ended September 30, 2004. Since Gemini did not commence until December 2003, there was no effect on the first nine months of 2003.

     LIQUIDITY AND CAPITAL EXPENDITURES

     Cash and cash equivalents of $42,125,000 at September 30, 2004 decreased $6,663,000 from $48,788,000 at December 31, 2003. Net cash provided by operating activities of $170,204,000 for the nine months ended September 30, 2004 increased $57,026,000 compared to $113,178,000 for the nine months ended September 30, 2003. During 2004, in order to pay for the acquisition of 13 vessels from Athenian and Arcadian we raised cash by selling 12,204,000 shares of common stock which generated proceeds of $139,213,000. As of September 30, 2004, the available debt under credit facilities was $246,057,000. In addition, we drew down from our revolving credit facilities and on a $250,000,000 bridge loan for the vessels purchased in the third quarter of 2004 (see Capital Expenditures for Vessel Acquisitions).
     Our debt to total capitalization (debt and stockholders' equity) at September 30, 2004 was 51.5 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 50.2 percent. We expect to use undrawn balances available to us through our revolving credit facilities and additional bank debt to finance capital expenditures as discussed below.

     Capital Expenditures for Vessel Acquisitions

     During July 2004, OMI contracted to purchase seven vessels (six Suezmaxes and one product carrier) and seven product carriers under construction from Athenian Tankers and Arcadian. OMI terminated one of the Suezmax vessel agreements due to default of contracted terms. The matter is disputed and is currently in arbitration. Six vessels (five Suezmaxes and one product carrier) were delivered in July and August 2004. OMI paid $390,950,000, in aggregate, in July and August for the five Suezmax vessels and one product carrier delivered. The deposit paid for the terminated vessel is being held in escrow. During the third quarter of 2004, we made payments of $105,355,000 relating to the seven product carriers under construction.
     During September 2004, OMI agreed to purchase a handysize ice class 1B product carrier newbuilding in September 2004 from another owner for $37,500,000 to be delivered during the fourth quarter of 2004. OMI paid $3,750,000 as a deposit and will pay the balance upon delivery.
     At September 30, 2004, we had commitments to take delivery of 13 product carriers (including the eight vessels discussed in the two preceding paragraph); one handysize ice class 1B product carrier (discussed above), four handysize ice class 1A product carriers, seven handymax product carriers, which were acquired in the Athenian transaction (including the vessel delivered in October 2004) and one handymax 1A ice class product carrier. The total contract costs for the 13 vessels aggregated $458,500,000. As of September 30, 2004, $132,558,000 of
payments have been made (which includes the $105,355,000 and $3,750,000 paid in the third quarter for transactions discussed above). Cash, undrawn debt, bank financing and/or operating cash flow will provide the additional amounts remaining to be paid. One vessel was delivered on October 8, 2004, and another two vessels are scheduled to be delivered in the fourth quarter of 2004. Five vessels will be delivered in 2005 and five in 2006. Two of the vessels will begin five year time charters upon delivery. As of September 30, 2004, contracted amounts, amounts paid and future construction and delivery payments (before financing) are as follows:


                             Payments Made      Payments Remaining
                            ----------------- ------------------------
                           Prior to  In the    In The
                  Contract   July    3rd Qtr   4th Qtr
(In thousands)      Price    2004     2004      2004    2005    2006
                 -----------------------------------------------------
Vessels Delivered
 in July and Aug.
 2004 (A)        $390,950  $     - $390,950 $      - $      - $      -

13 Products
 Carries Under
 Contract         458,500   20,638  111,920   85,617  135,910  104,415
                 -----------------------------------------------------
                 $849,450  $20,638 $502,870 $ 85,617 $135,910 $104,415
                 =====================================================

(A) In July and August 2004, we received delivery of five Suezmax vessels and one product carrier.

Note: See the Fleet Report section for the expected delivery dates of the vessels.

The Company is currently in negotiation with its banks to replace the bridge loan with long-term financing.


     Contracted Time Charter Revenue

     The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $10.4 million earned by five vessels during the first nine months of 2004 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
     The following table reflects our current contracted time charter revenue through 2008, including the one time charter on a vessel that was acquired in July and time charters for two vessels that were extended by one year each in June and August 2004.


                2004        2005       2006     2007       2008
               -------    -------    -------   -------    -------
(In millions)
TC Revenue     $ 130.9    $  77.5    $  50.0   $  33.7    $  27.0
Number of
 Vessels (a)        19 (b)     14 (c)      7 (d)     7 (e)      5 (f)

(a) Number of vessels at the end of each year.

(b) 25 vessels will have operated on time charters during 2004
    (including four vessels beginning time charters upon delivery); assuming no extensions, 6 vessels complete time charter contracts during the year.

(c) 21 vessels will operate on time charters during 2005 (including two vessels that will begin time charters upon delivery); assuming no extensions, 7 vessels complete time charters.

(d) 14 vessels will operate on time charters during 2006; assuming no extensions, 7 vessels complete time charters.

(e) 7 vessels will operate on time charters in 2007.

(f) 7 vessels will operate on time charters in 2008; 2 vessels complete time charters.


     ABOUT OMI

     OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 40 vessels at September 30, 2004 (excluding the SETTEBELLO, which is held for sale) is one of the youngest in the world, with an average age of approximately 3.0 years,(1) which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     (1) All averages referring to vessel age in this release are weighted averages based on deadweight tons ("dwt") and are calculated as of September 30, 2004, excluding the SETTEBELLO, ULCC vessel held for sale. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line. Unless otherwise indicated, when we refer to our fleet of 40 vessels, we include two Suezmax tankers that we sold and subsequently "chartered-in" to our fleet under long-term time charters.

     OMI trades on the New York Stock Exchange under the symbol "OMM".

     EARNINGS CONFERENCE CALL

     OMI Corporation will hold an earnings presentation on Monday, October 18, 2004 at 10:30 a.m. (eastern time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 1:30 p.m. on October 18, 2004 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 807638).

     OTHER FINANCIAL INFORMATION


The following are OMI's Condensed Balance Sheets as of September
30, 2004 and December 31, 2003:

(In thousands)          2004       2003
                    ----------- -----------
                     (Unaudited)

Cash and cash
 equivalents        $    42,125 $    48,788
Vessel held for
 sale                    16,516      16,514
Other current
 assets                  57,645      46,006
Vessels and other
 property-net         1,409,186     991,173
Construction in
 progress
 (newbuildings)         131,121      31,584
Other assets             30,531      19,755

                    ----------- -----------
Total assets        $ 1,687,124 $ 1,153,820
                    =========== ===========

Other current
 liabilities        $    53,037 $    41,171
Total debt (1)          837,576     564,872
Other liabilities         7,036      10,013
Total stockholders'
 equity                 789,475     537,764
                    ----------- -----------
Total liabilities
 and stockholders'
 equity             $ 1,687,124 $ 1,153,820
                    =========== ===========

(1) As of September 30, 2004, the available debt undrawn under credit facilities was $246,057,000.



The following are OMI's Condensed Cash Flows for the nine months ended September 30, 2004 and 2003:

CONDENSED CASH FLOWS
--------------------
(In thousands)         For The Nine Months Ended  September 30,
(Unaudited)                2004         2003         Change
                       ------------ ------------  -------------
Provided (used) by:
Operating Activities   $    170,204 $    113,178  $      57,026
Investing Activities       (564,433)    (195,596)      (368,837)
Financing Activities        387,566       62,412        325,154
                       ------------ ------------  -------------
Net Decrease in Cash
 and Cash Equivalents        (6,663)     (20,006)        13,343
Cash and Cash
 Equivalents at the
 Beginning of the Year       48,788       40,890          7,898
                       ------------ ------------  -------------
Cash and Cash
 Equivalents at the
 End of the Period     $     42,125 $     20,884  $      21,241
                       ============ ============  =============


     RESULTS BY FLEET

     The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes (Gain) loss on disposal of assets and General and administrative expenses.
     Crude Oil Fleet-Vessel Operating Income increased $38,604,000 for the three months and $76,063,000 for the nine months ended September 30, 2004 over the comparable three and nine months ended September 30, 2003. The net increase in Vessel Operating Income during the 2004 period was primarily attributable to an increase in the Suezmax TCE revenue resulting from improved spot rates in addition to increased earnings for the two Suezmaxes delivered in August 2003.


BREAKDOWN BY FLEET
------------------
(In thousands, except daily rates & expenses, number of vessels and operating days)
(unaudited)                        For The Three      For The Nine
                                       Months             Months
                                        Ended             Ended
                                    September 30,     September 30,
 CRUDE FLEET:                      2004     2003     2004       2003
                                 -------- -------- --------- ---------
Suezmaxes:
 TCE revenue                     $ 64,393 $ 15,584 $ 178,489 $  73,967
 Vessel expenses                    4,559    2,920    12,314     8,729
 Charter hire expense              11,092    4,072    38,512    13,023
 Depreciation and amortization      6,557    4,081    15,428    10,651
                                 -------- -------- --------- ---------
   Vessel Operating Income   (1) $ 42,185 $  4,511 $ 112,235 $  41,564
                                 ======== ======== ========= =========
 Average daily TCE               $ 49,717 $ 19,145 $  51,757 $  33,424
 Average daily  vessel  expense  $  4,690 $  4,628 $   5,072 $   5,084

Average number of OMI vessels for
 the period * (2)                    12.6      8.9      10.9       8.3
  Number of  OMI TCE revenue days   1,156      815     2,945     2,229
  Number of  pool member TCE
   revenue days (3)                   139        -       503         -

ULCC:
  TCE revenue                    $  3,217 $  2,039 $   7,805 $   4,089
  Vessel expenses                     586      535     1,965     1,348
  Depreciation and
   amortization (4)                     -      506         -     1,512
                                 -------- -------- --------- ---------
  Vessel Operating Income        $  2,631 $    998 $   5,840 $   1,229
                                 ======== ======== ========= =========

 Average daily TCE               $ 34,966 $ 22,168 $  28,486 $  14,978
 Average daily  vessel  expense  $  6,370 $  5,815 $   7,172 $   4,938

Average number of vessels for
 the period                             1        1         1         1
  Number of  TCE revenue days          92       92       274       273

 Panamaxes: (5)
 TCE revenue                     $    169 $  3,888 $  11,726 $  15,038
 Vessel expenses                      192    1,654     2,910     5,148
 Depreciation and amortization          -    1,442     2,426     4,310
                                 -------- -------- --------- ---------
   Vessel Operating Income       $    (23)$    792 $   6,390 $   5,580
                                 ======== ======== ========= =========

 Average daily TCE                    N/A $ 14,347 $  24,329 $  19,071
 Average daily  vessel  expense       N/A $  5,993 $   5,706 $   6,286

Average number of vessels for the
 period                                 -      3.0       1.9       3.0
  Number of  TCE revenue days          26      271       482       788

Handysize Crude Oil Carriers-on
 time charter:
 TCE revenue                     $  2,966 $  2,962 $   8,943 $   8,840
 Vessel expenses                      522      630     1,839     1,708
 Depreciation and amortization        714      714     2,143     2,142
                                 -------- -------- --------- ---------
   Vessel Operating Income       $  1,730 $  1,618 $   4,961 $   4,990
                                 ======== ======== ========= =========
 Average daily TCE               $ 16,120 $ 16,097 $  16,319 $  16,177
 Average daily  vessel  expense  $  2,837 $  3,424 $   3,356 $   3,128

Average number of vessels for the
 period                                 2        2         2         2
 Number of  TCE revenue days          184      182       548       546

 Total Vessel Operating Income   $ 46,523 $  7,919 $ 129,426 $  53,363
                                 ======== ======== ========= =========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

* includes two vessels chartered -in during the periods shown.

(1) Includes TCE revenue and expenses generated by the Gemini pool. The Suezmax pool began December 2003 and includes our 10 Suezmaxes and two Suezmaxes owned by another pool member.

(2) In August 2003, two 2000 built Suezmax vessels were acquired.

(3) Number of TCE revenue days for the two Suezmaxes owned by another pool member.

(4) Vessel is held for sale. The SETTEBELLO is scheduled to be delivered to new owners in the fourth quarter of 2004.

(5) During the third quarter 2004 the remaining Panamax vessel was disposed of and delivered. Two vessels were sold in the second quarter of 2004.


     Clean Fleet- Vessel Operating Income increased $2,010,000 for the three months and $3,636,000 for the nine months ended September 30, 2004 compared to the three and nine months ended September 30, 2003. Increases in Vessel Operating Income from the products on time charter for the 2004 periods of $3,589,000 for the three months and $7,948,000 for the nine months were attributable to the increases for eight product carriers acquired in 2003 and 2004 and increases in profit sharing for five vessels in 2004. Increases were offset by decreases in earnings of $1,580,000 from the products on spot for the three months and $4,312,000 for the nine months ended September 30, 2004 compared to the same periods in 2003 for the five single hull product carriers that were disposed of in 2003.


BREAKDOWN BY FLEET
------------------
(In thousands, except daily rates & expenses, number of vessels and operating days)
(unaudited)                        For The Three      For The Nine
                                       Months            Months
                                       Ended              Ended
                                   September 30,      September 30,
 CLEAN FLEET:                      2004     2003      2004     2003
                                 -------- -------- --------- ---------
Products-on time charter:
  TCE Revenue   (1)              $ 36,122 $ 31,342 $  91,025 $  78,305
  Vessel expenses                   8,779    7,369    23,634    19,673
  Charter hire expense                  -    1,264         -     2,516
  Depreciation and amortization     6,566    5,521    18,464    15,137
                                 -------- -------- --------- ---------
   Vessel Operating Income       $ 20,777 $ 17,188 $  48,927 $  40,979
                                 ======== ======== ========= =========

  Average daily TCE              $ 18,663 $ 17,451 $  16,284 $  16,000
  Average daily  vessel  expense $  4,372 $  4,274 $   4,173 $   4,157

Average number of vessels
 for the period (2)*                 21.8     18.7      20.7      17.3
 Number of  TCE revenue days        1,935    1,796     5,590     4,900

Products-on spot:
  TCE revenue                    $  1,281 $  4,031 $   4,611 $  17,478
  Vessel expenses                   1,004    1,313     1,725     6,101
  Charter hire expense                  -        -         -     1,242
  Depreciation and amortization       302    1,164       981     3,918
                                 -------- -------- --------- ---------
   Vessel Operating Income       $    (25)$  1,554 $   1,905 $   6,217
                                 ======== ======== ========= =========

 Average daily TCE               $ 13,919 $ 10,920 $  16,829 $  12,396
 Average daily vessel expense(3) $  6,837 $  3,568     4,927 $   4,584

Average number of vessels for
 the period (4)*                        1        4         1       4.9
Number of TCE revenue days             92      368       274     1,378

Total Vessel Operating Income    $ 20,752 $ 18,742 $  50,832 $  47,196
                                 ======== ======== ========= =========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

* includes one chartered -in vessel in 2003. The vessel operated in the spot market March 2003 and then went on time charter. The vessel was redelivered in October 2003.

(1) During the third quarter ended September 30, 2004 OMI recognized profit sharing revenue of approximately $7,832,000 compared to $5,598,000 for the third quarter ended September 30, 2003. During the nine months ended September 30, 2004 OMI recognized profit sharing revenue of approximately $10,447,000 compared to $8,431,000 for the nine months ended September 30, 2003.

(2) In February, April and July 2004, three handysize and one handymax product carriers were acquired. In January and March of 2003, two handymax product carriers were acquired. In April and July of 2003, two Panamax product carriers were acquired.

(3) For the three and nine months ended September 30, 2004, $375,000 in expense was excluded from daily vessel expenses because it relates to the settlement of a claim from 2002.

(4) During 2003, three vessels were sold in the fourth quarter and two vessels were sold in the second quarter.


     FLEET REPORT

     Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 41 vessels aggregating approximately 3.5 million dwt, (including one product carrier delivered in October 2004 designated as "(A)" in the table below and excluding the ultra large crude carrier to be disposed of in the fourth quarter of 2004) consisting of 15 Suezmaxes, 22 handysize and handymax product carriers, two Panamax product carriers and two handysize crude oil tankers. Currently there are two vessels chartered-in: the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006.
     The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(B)" in the table) and vessels to be acquired:


Name of           Type of  Ice       Year                   Charter
 Vessel           Vessel   Class    Built     Hull    Dwt   Expiration
----------------  ------  -------  --------  ------- ------ ----------
CRUDE OIL FLEET:
----------------
ARLENE            Suezmax            2003      DH   165,293    SPOT
INGEBORG          Suezmax            2003      DH   165,293    SPOT
SOMJIN            Suezmax            2001      DH   160,183    SPOT
HUDSON            Suezmax            2000      DH   159,999    SPOT
POTOMAC           Suezmax            2000      DH   159,999    SPOT
DELAWARE          Suezmax            2002      DH   159,452    SPOT
DAKOTA            Suezmax            2002      DH   159,435    SPOT
ADAIR             Suezmax            2003      DH   159,199    SPOT
ANGELICA          Suezmax            2004      DH   159,106    SPOT
JANET             Suezmax            2004      DH   159,100    SPOT
SACRAMENTO        Suezmax            1998      DH   157,411    SPOT
PECOS             Suezmax            1998      DH   157,406    SPOT
SABINE            Suezmax            1998      DH   157,332    SPOT
OLIVER JACOB (B)  Suezmax            1999      DH   157,327    SPOT
MAX JACOB (B)     Suezmax            2000      DH   157,327    SPOT
TANDJUNG AYU    Handysize            1993      DS    36,362   Apr-05
BANDAR AYU      Handysize            1993      DS    36,345   Jul-05
                                                  ---------
                                                  2,466,569
                                                  ---------
CLEAN FLEET:
------------
OTTAWA            Panamax            2003      DH    70,297   Apr-08
TAMAR             Panamax            2003      DH    70,362   Jul-08
NECHES           Handymax            2000      DH    47,052   Oct-04
SAN JACINTO      Handymax            2002      DH    47,038   Mar-05
MOSELLE          Handymax            2003      DH    47,037   Feb-06
GUADALUPE        Handymax            2000      DH    47,037   Dec-04
AMAZON           Handymax            2002      DH    47,037   Jan-05
ROSETTA          Handymax            2003      DH    47,015   Mar-06
JEANETTE (A)     Handymax            2004      DH    47,000    SPOT
HORIZON          Handymax            2004      DH    46,570   Nov-04
ORONTES         Handysize    1B      2002      DH    37,383   Mar-06
OHIO            Handysize    1B      2001      DH    37,278   Dec-05
GARONNE         Handysize    1A      2004      DH    37,278  Apr-09(P)
ASHLEY          Handysize    1B      2001      DH    37,270   Dec-04
MARNE           Handysize    1B      2001      DH    37,230  Nov-04(P)
LOIRE           Handysize    1A      2004      DH    37,106  Feb-09(P)
SAONE           Handysize    1A      2004      DH    37,106  Jul-09(P)
TRINITY         Handysize            2000      DH    35,834   Oct-06
MADISON         Handysize            2000      DH    35,828   Sep-06
RHONE           Handysize            2000      DH    35,775   Apr-05
CHARENTE        Handysize            2001      DH    35,751  Sep-06(P)
ISERE           Handysize            1999      DH    35,438  Sep-06(P)
SEINE           Handysize            1999      DH    35,407   Jul-05
SHANNON         Handysize            1991      SH    29,999    SPOT
                                                  ---------
                                                  1,021,128
                                                  ---------
Total Current Fleet                               3,487,697
                                                  ---------

(1) "DH" is double hull, "SH" is single hulled and "DS" is double sided.

(A) Vessel acquired in October 2004.
(B) Chartered -in vessel.
(P) Time charters with profit sharing. (SEINE and RHONE received profit sharing in 2004; however, the 2004 time charter extensions were renewed at higher rates with no profit sharing)



Currently, we have the following 13 product carriers to be delivered :

Vessels to be
 Acquired:
                Type of    Ice    Year                      Charter
Name of Vessel   Vessel   Class   Built   Hull(1)   Dwt    Expiration
--------------  -------- ------  -------  ------  -------  ----------
Vessels Under
 Agreement:

TBR RUBY       Handysize   1B     2004      DH     37,000      SPOT
                                                  -------
Total Vessels
 Under Agreement                                   37,000
                                                  -------

                 Type of    Ice  Date To Be                   Charter
Name of Vessel    Vessel   Class Delivered  Hull(1)  Dwt    Expiration
--------------  -------- ------- ---------- -----  -------  ----------
Vessels Under
 Construction:

GANGES         Handysize   1A     Nov-04      DH  37,000      SPOT
LAUREN          Handymax          Jan-05      DH  47,000      SPOT
BRAZOS          Handymax          Mar-05      DH  47,000      SPOT
FOX            Handysize   1A     Jun-05      DH  37,000     Jun-10(P)
THAMES          Handymax   1A     Aug-05      DH  47,000      SPOT
TEVERE         Handysize   1A     Aug-05      DH  37,000     Aug-10(P)
WABASH          Handymax          Jan-06      DH  47,000      SPOT
KANSAS          Handymax          Mar-06      DH  47,000      SPOT
REPUBLICAN      Handymax          Apr-06      DH  47,000      SPOT
RHINE          Handysize   1A     Apr-06      DH  37,000      SPOT
PLATTE          Handymax          Jun-06      DH  47,000      SPOT
                                                 -------
Total Vessels Under
 Construction                                    477,000
                                                 -------
Total Vessels to be
 Acquired                                        514,000
                                                 -------
Total with Vessels
 to be Acquired                                4,001,697
                                              =========
Note: "TBR" is to be renamed.

(1) "DH" is double hull.
(P) Time charters with profit sharing.


     FORWARD LOOKING INFORMATION

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

     CONTACT: OMI Corporation
              Fredric London, 203-602-6700